Filed pursuant to Rule 424(b)(3)

Registration No.: 333-270353

PROSPECTUS SUPPLEMENT

BIODEXA PHARMACEUTICALS PLC

Up to 2,169,790,225 Ordinary Shares Representing 86,791,609 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, effective as of March 24, 2023 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 2,169,790,225 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 86,791,609 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on April 4, 2023, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on April 3, 2023 was $0.30.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on April 3, 2023 was £0.0625.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is April 4, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of April 2023

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

On April 3, 2023, Biodexa Pharmaceuticals PLC (the “Company”) issued a press release announcing that it in accordance with the terms of previously issued pre-funded warrants (“Pre-Funded Warrants”), it has issued an additional 10,508,394 Pre-Funded Warrants. A copy of the press release is attached hereto as Exhibit 99.1.

The information included in this report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of April 2023 is:

Exhibit No.	Description

99.1	Press release dated April 3, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: April 4, 2023	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer

Exhibit 99.1

3 April 2023

Biodexa Pharmaceuticals PLC

(“Biodexa” or the “Company”)

Issue of Pre-Funded Warrants

Biodexa Pharmaceuticals PLC (AIM: BDRX.L; Nasdaq: BDRX), a drug delivery technology company focused on improving the bio-delivery and bio-distribution of medicines, announces that, in accordance with the terms of previously issued Pre-Funded Warrants and the associated Price Adjustment Mechanism under the Private Placement, it has issued an additional 10,508,394 Pre-Funded Warrants, calculated by dividing the aggregate subscription amount by 90% of the average of the daily volume weighted average prices of the five trading days prior to the date of this announcement. The issue of such Pre-Funded Warrants results in the total number of Pre-Funded Warrants issued under the Private Placement being 12,444,558, accounting for the Company’s completed Consolidation and Ratio Change, as detailed in its circular dated 7 March 2023

Each Pre-Funded Warrant is immediately exercisable into one new ADS (equivalent to five new Ordinary Shares) with an exercise price of US$0.0004.

Unless otherwise defined, capitalised terms used in this announcement have the same meanings as ascribed to them in the Company’s circular dated 7 March 2023.

This announcement contains inside information for the purposes of Article 7 of EU Regulation 596/2014, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended.

For more information, please contact:

Biodexa Pharmaceuticals PLC
Stephen Stamp, CEO, CFO
Tel: +44 (0)29 2048 0180
www.biodexapharma.com

Strand Hanson Limited (Nominated Adviser and Broker)
James Dance / Matthew Chandler / Rob Patrick
Tel: +44 (0)20 7409 3494

IFC Advisory Limited (Financial PR and UK Investor Relations)
Tim Metcalfe / Graham Herring
Tel: +44 (0)20 3934 6630
Email: midatech@investor-focus.co.uk

Edison Group (US Investor Relations) Alyssa Factor Tel: +1 (860) 573 9637 Email: afactor@edisongroup.com

About Biodexa Pharmaceuticals PLC

Biodexa Pharmaceuticals PLC (dual listed on AIM: BDRX; and NASDAQ: BDRX) is a drug delivery technology company focused on improving the bio-delivery and bio-distribution of medicines. The Company combines approved and development medications with its proprietary and innovative drug delivery technologies to provide compelling products that have the potential to powerfully impact the lives of patients.

The Company has developed three in-house technology platforms, each with its own unique mechanism to improve delivery of medications to sites of disease. All of the Company’s technologies have successfully entered human use in the clinic, providing important validation of the potential for each platform:

•	Q-Sphera™ platform: a disruptive micro-technology used for sustained release to prolong and control the release of therapeutics over an extended period of time (from weeks to months).
•	MidaSolve™ platform: an innovative nanotechnology used to dissolve insoluble drugs so that they can be administered in liquid form directly and locally into tumours.
•	MidaCore™ platform: a leading-edge nanotechnology used for targeting medications to sites of disease.

The platform nature of the technologies offers the potential to develop multiple drug assets rather than being reliant on a limited number of programmes. Biodexa’s technologies are supported by 36 patent families including 120 granted patents and an additional 70 patent applications. Biodexa’s headquarters and R&D facility is in Cardiff, UK.

Forward-Looking Statements

Certain statements in this announcement may constitute “forward-looking statements” within the meaning of legislation in the United Kingdom and/or United States. Any forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. The Company wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Reference should be made to those documents that the Company shall file from time to time or announcements that may be made by the Company in accordance with the London Stock Exchange’s AIM Rules for Companies (“AIM Rules”), the Disclosure and Transparency Rules (“DTRs”) and the rules and regulations promulgated by the US Securities and Exchange Commission, which contains and identifies other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. These forward-looking statements speak only as of the date of this announcement. All subsequent written and oral forward-looking statements by or concerning the Company are expressly qualified in their entirety by the cautionary statements above. Except as may be required under the AIM Rules or the DTRs or by relevant law in the United Kingdom or the United States, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise arising.